Exhibit 99.2
MEDIA CONTACT:     Bill Berry, Berry & Co.: 212-253-8881
IMMTECH ANNOUNCES SALE OF PROPERTY SUBSIDIARY IN CHINA
New York, New York, January 16, 2009 - Immtech Pharmaceuticals, Inc. (NYSE Alternext US: IMM.BC) today announced that the Company has entered into an agreement to sell Immtech Life Science Limited, a subsidiary of the Company which owns land use rights and property in Shenzhen, China, to a third party. Under the agreement, the total purchase price for Immtech Life Science is $2 million in cash. The Company received 30% of the total purchase price following the signing of the agreement, and the buyer shall provide the remaining funds by March 19, 2009.
“The sale of Immtech Life Science represents an important step in our ongoing efforts to ensure that we will have the resources to further develop targeted businesses that could generate revenues in the near term. These businesses include drug development and clinical work and other healthcare related services,” said Eric L. Sorkin, Chairman and CEO of Immtech.
About Immtech Pharmaceuticals, Inc.
Immtech Pharmaceuticals, Inc. and subsidiaries (a development stage enterprise) is focused on global opportunities in the healthcare sector and opportunities in China. Immtech aims to leverage its established expertise and other assets in both new drug sales and enhanced healthcare-related services, including research and information-providing services, for developed and developing countries. For additional information, please visit the Company’s website at http://www.immtechpharma.com.
“Safe Harbor” Statement under the Private Securities Reform Act of 1995: Statements in this press release regarding Immtech Pharmaceuticals, Inc.’s business which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Immtech’s annual report on Form 10-K for the year ended March 31, 2008 filed on June 18, 2008, and in its other SEC filings and include, but are not limited to: (i) conditions in the credit markets and the general economy; (ii) Immtech’s ability to obtain additional funds; (iii) Immtech’s ability to manage its remaining resources; (iv) Immtech’s ability to continue as a going concern; (v) Immtech’s ability to retain key personnel; (vi) the ability of Immtech’s scientists and collaborators to discover new compounds; (vii) the availability of additional research grants; (viii) Immtech’s ability to obtain regulatory approval of its drug candidates; (ix) the success of Immtech’s clinical trials; (x) dependence upon and contractual relationship with partners; (xi) Immtech’s ability to protect its intellectual property; and (xii) competition and alternative technologies.
In addition, Immtech does not undertake any obligation, and specifically disclaims any obligation to publicly update or revise forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.